UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Event Requiring Report: March 30, 2007

ENWIN  RESOURCES, INC.

(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation or organization)

333-100636 (Commission File Number)	98-0379370 (IRS Employer Identification Number)

Nora Coccaro, Chief Executive Officer
2610-1066 West Hastings Street, Vancouver, British Columbia V6C 3X2
(Address of principal executive offices)

(604) 602-1717
(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02         DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

(b)     Effective March 29, 2007, the board of directors of Enwin Resources, Inc. (the “Company”) accepted the resignation of Michael Bebek as the Company’s chief executive officer, chief financial officer and principal accounting officer.

(c)     Effective March 29, 2007, the board of directors appointed Nora Coccaro as chief executive officer, chief financial officer and principal accounting officer.

Ms.     Coccaro attended medical school at the University of Uruguay before becoming involved in the management of public entities. Ms. Coccaro serves as an officer and director (December 2005 to present) of Newtech Resources, Inc., an OTC:BB quoted company without operations, as an officer and director (January 2000 to present) of Sona Development Corp. an OTC: BB quoted company involved without a current business, as an officer and director (April 1999 to present) of Providence Resources, Inc., an OTC: BB quoted company involved in exploration for oil and gas, and as a director (February 2004 to March 2007) of Solar Energy Limited an OTC: BB quoted company involved in the development of alternative sources of energy. Ms. Coccaro has also served as an officer and director (February 2000 to January 2004) of OpenLimit, Inc., an OTC: BB quoted company that was involved in credit card encryption technology. Between September 1998 and December 2005, Ms. Coccaro acted as the Consul of Uruguay to Western Canada.

The Company has not entered into any related party transactions with Ms. Coccaro or any employment agreement in connection with Ms. Coccaro’s appointments.

(d)     Effective March 29, 2007, the board of directors appointed Nora Coccaro as a member of the board of directors to serve until the Company’s next annual shareholders meeting.

The appointment of Ms. Coccaro to the Company’s board of directors was not based on any prior understanding or arrangement. The Company has not entered into any related transactions with Ms. Coccaro. The Company has not at this time determined whether Ms. Coccaro will serve on any standing committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Enwin Resources, Inc.                              Date

By: /s/ Nora Coccaro                                  March 30, 2007

Name: Nora Coccaro

Title: Chief Executive Officer